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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Evans & Sutherland Computer Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Evans & Sutherland Computer Corporation of our report dated March 12, 2004, related to the consolidated balance sheets of Evans & Sutherland Computer Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and related schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

                      KPMG LLP

Salt Lake City, Utah
August 16, 2004

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Consent of Independent Auditors